SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant / /

Filed by a party other than the Registrant /x/

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/x/ Definitive Additional Materials	(1)

/ / Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO
SUMMIT GROWTH MANAGEMENT LLC
THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

____________________________

1

Steven G. Mihaylo (“Mr. Mihaylo”) has filed a definitive proxy statement with respect to a special meeting of stockholders (the “Special Meeting”) of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) currently scheduled for August 2, 2007 to vote on the adoption of an Agreement and Plan of Merger dated as of April 26, 2007, by and among Inter-Tel, Mitel Networks Corporation and Arsenal Acquisition Corporation. Mr. Mihaylo has also filed a preliminary proxy statement with respect to the 2007 annual meeting of stockholders of Inter-Tel. This filing is being made with respect to Mr. Mihaylo’s proxy materials for the Special Meeting.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party

4)	Date filed:

On July 27, 2007, Steven G. Mihaylo issued the following press release:

MIHAYLO EXPRESSES SKEPTICISM REGARDING INTER-TEL EARNINGS FORECAST

Continues to Urge Stockholders to Vote AGAINST Mitel Buyout

TEMPE, AZ – July 27, 2007 – In a letter sent to stockholders today, Steven G. Mihaylo, founder and former Chief Executive Officer of Inter-Tel (Delaware), Incorporated (NasdaqNM: INTL - News), expressed deep skepticism regarding management’s recently revised financial forecasts, but stated that as a result of such forecasts and in an effort to maintain full candidness with stockholders, he is forced to withdraw his recapitalization alternative. In the letter, Mihaylo states that he continues to believe there is tremendous intrinsic value in Inter-Tel which is yet to be captured by its shareholder base. Mihaylo continued to urge stockholders to vote AGAINST the Mitel buyout.

The full text of the letter follows:

STEVEN G. MIHAYLO

P.O. Box 19790

Reno, Nevada 89511

July 27, 2007

Dear Fellow Inter-Tel Shareholder,

I am extremely confused and troubled by the Company’s recent earnings release and its revised third and fourth quarter 2007 forecasts, which resulted in a forecast for net full year 2007 sales of 8% to 10% below the projections contained in Inter-Tel’s May 29, 2007 proxy statement. This is especially confusing and troubling when net sales in Q2 2007 were just 1.3% below net sales in Q2 2006 and were considerably above the net sales reported in the first quarter of 2007. I am amazed that less than two months ago, the Company published projections which indicated that its strategy would yield far more positive results.

As a result of the latest forecast, the consensus analyst EPS estimates for 2008 have dropped to $1.00 per share. This estimate is 31% below the EPS projections included by management in its proxy dated May 29, 2007. Although I have serious doubts as to whether the Company’s revised forecasts are reliable and whether or not they factor in what I believe may be positive recent material developments at the Company, these events have forced me to reevaluate my recapitalization alternative.

Given the lengths to which management has gone to disclaim their projections included in their proxy materials of May 29th and upon which its financial advisor based its fairness opinion, I feel whip-lashed and deceived. With no other choice except to use management’s current forecasts and the revised consensus analyst earnings estimates for 2008, I regret to inform you that there can be no assurance, if management’s latest revised projections are to be believed, that a leveraged recapitalization of Inter-Tel would yield greater value than the Mitel transaction. Therefore, in the spirit of candidness and full and accurate disclosure, I am forced to rescind my proposed recapitalization alternative.

However, despite not being able to present a currently more favorable financial alternative, I continue to have tremendous confidence in the Company’s products and once the Company’s fate is determined and its associates are refocused, I view the Company’s recent earnings results as an opportunity for future results to be significantly improved under the right management team and go-to-market strategy. Moreover, I believe there may be highly favorable information that has not been widely publicized but which may represent an incredible opportunity for dramatic growth in the near and longer term.

In addition, from what I have observed, the Company has not implemented, let alone seriously analyzed, any of the additional cost saving strategies I proposed in my January letter to the board of directors. Furthermore, the Company continues to maintain a competitive product line and pool of talented engineers which would enable a stand-alone Inter-Tel to continue to be a leader in the telecommunications industry under the guidance of an effective management team and the right board of directors.

For these reasons, I continue to believe there is tremendous intrinsic value in the Company which is yet to be captured by its shareholder base. The Company and its shareholders should be given the opportunity to capitalize on the foundation we have built rather than what I believe is the “cut and run approach” of selling to Mitel.

ASK YOURSELF, IF THE COMPANY FORECASTS ARE AS DIRE AS PREDICTED, WHY WOULD MITEL STILL BE WILLING TO PAY THE PRICE ORIGINALLY AGREED TO?

As Inter-Tel’s largest shareholder, with approximately 19% of its shares, and in light of the above, I continue to oppose the sale to Mitel and I intend to vote AGAINST the merger at the August 2nd shareholder meeting and I plan to exercise appraisal rights. I encourage you to evaluate everything you have observed over the past several months and join with me to also vote AGAINST the Mitel transaction.

Very Truly Yours,

/s/ Steven G. Mihaylo
STEVEN G. MIHAYLO

PLEASE VOTE TODAY

If you have any questions or need assistance in voting your GREEN proxy card, please call:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Participant Legend

Stockholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven G. Mihaylo for use at the 2007 Annual Meeting of Stockholders because they contain important information. The preliminary proxy statement was filed on March 30, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission, as amended and supplemented by proxy materials filed by Mr. Mihaylo with the SEC on July 11, 2007, and can be obtained as described above. Mr. Mihaylo intends to file a revised preliminary proxy statement which will contain additional information about the participants and Mr. Mihaylo’s solicitation.

Media Contact:

Sitrick And Company

John Lippman or Camilo Pereira

(310) 788-2850

Investor Contact:

MacKenzie Partners

Dan Burch or Amy Bilbija

(212) 929-5500

5